Exhibit T3B-101.1

WRITTEN CONSENT OF THE SOLE DIRECTOR

OF

PARBALL CORPORATION

Pursuant to Nevada Revised Statutes Section 78.315(2), the undersigned, being the sole director of Parball Corporation, a Nevada corporation (the “Company”), hereby adopts by written consent the following resolutions:

Amendment of Bylaws.

WHEREAS, the sole director of the Company has determined that it is in the best interest of the Company to amend the Bylaws of the Company.

THEREFORE, BE IT RESOLVED, that the Bylaws of the Company shall be and hereby are amended to delete Section 4.01 and to replace it with new Section 4.01, which shall read in its entirety as follows:

“Section 4.01. Number. The Board of Directors of the corporation shall consist of at least one (1) individual and not more than ten (10) individuals. The number of directors within the foregoing fixed minimum and maximum may be established and changed from time to time by resolution adopted by the Board of Directors of the corporation or the stockholders without amendment to these Bylaws or the Articles of Incorporation.”

Ratification.

WHEREAS, the sole director of the Company has determined that it is in the best interest of the Company to confirm, ratify and approve all acts and deeds of the director(s) of the Company since the Articles of Incorporation of the Company were first filed in the office of the Nevada Secretary of State, including, without limitation, those actions set forth in the minutes of meetings and written consents of the director(s) of the Company as filed in the Company’s minute book, notwithstanding that as of the date of such minutes and written consents there may have been fewer directors of the Company than as required by the Bylaws of the Company.

THEREFORE, BE IT RESOLVED, that all acts and deeds of the director(s) of the Company since the Articles of Incorporation of the Company were first filed in the office of the Nevada Secretary of State, including, without limitation, those actions set forth in the minutes and written consents of the director(s) of the Company recorded in the Company’s minute book, are hereby confirmed, ratified and approved.

DATED as of the 18 day of April, 2003.

/s/ Wallace R. Barr

Wallace R. Barr

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